                                                                     EXHIBIT 2.1
--------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                                  by and among

                           TELESPECTRUM WORLDWIDE INC.
                            (a Delaware corporation),

                  TECHNICAL ASSISTANCE RESEARCH PROGRAMS, INC.
                      (a District of Columbia corporation),

                         TARP INFORMATION SYSTEMS, INC.
                            (a Maryland corporation),

                                  JOHN GOODMAN,

                                       and

                                  MARC GRAINER


                           Dated as of October 1, 1996


--------------------------------------------------------------------------------

Section                                                                     Page
1.   Reference to Definitions..............................................  -1-
     ------------------------

2.   Purchase and Sale of the Business and Assets..........................  -1-
     ---------------------------------------------

3.   Closing...............................................................  -7-
     -------

4.   Conditions to Buyer's Obligations.....................................  -8-
     ----------------------------------

5.   Conditions to each Company's and each Shareholder's Obligations.......  -8-
     ----------------------------------------------------------------

6.   Representations and Warranties of the Companies and the Shareholders..  -9-
     --------------------------------------------------------------------

7.   Representations and Warranties of the Buyer........................... -21-
     --------------------------------------------

8.   Certain Agreements.................................................... -22-
     -------------------

9.   Conduct of the Business Prior to the Closing.......................... -25-
     --------------------------------------------

10.  Survival of Representations; Indemnification.......................... -26-
     ---------------------------------------------

11.  Termination........................................................... -29-
     -----------

12.  Payment of Expenses................................................... -30-
     -------------------

13.  Contents of Agreement................................................. -30-
     ----------------------

14.  Amendment, Parties in Interest, Assignment, Etc....................... -30-
     ------------------------------------------------

15.  Interpretation........................................................ -30-
     ---------------

16.  Remedies.............................................................. -30-
     ---------

17.  Notices............................................................... -31-
     --------

18.  Governing Law......................................................... -32-
     -------------

19.  Consent to Jurisdiction; Service of Process, etc...................... -32-
     -------------------------------------------------

20.  Counterparts.......................................................... -32-
     -------------

21.  Definitions........................................................... -32-
     -----------

Exhibits
--------

A                Form of Employment Agreement (Goodman)
B                Form of Employment Agreement (Grainer)
C                Form of Pledge Agreement
2.2              Excluded Assets
2.4              Excluded Liabilities
2.7              Allocation of Purchase Price
3.2(b)(i)        Wire Instructions
3.2(b)(ii)       Form of Bill of Sale and Assumption Agreement
4.2              Closing Certificate
4.3              Legal Opinion of Hurwitz & Abramson
5.3              Legal Opinion of Morgan, Lewis & Bockius
6                Disclosure Letter

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made as of October 1, 1996, by and among TeleSpectrum Worldwide Inc., a Delaware corporation ("Buyer"), Technical Assistance Research Programs, Inc. (formerly known as TARP, Inc.), a District of Columbia corporation ("Research"), Tarp Information Systems, Inc., a Maryland corporation ("Systems" and together with Research, the "Companies"), John Goodman and Marc Grainer. Messrs. Goodman and Grainer are sometimes referred to together as the "Shareholders."

                                   Background
                                   ----------

     The Companies are engaged in the business of providing customer service, customer service training, management research and consulting. The Companies offer a wide range of services to help business maximize customer satisfaction. These services include but are not limited to the assessments of customer service performance; satisfaction measurement, baseline measurement; satisfaction tracking and economic modeling; 800 number related assistance; customer/inquiry handling for retail outlets; preventative analysis assistance; casetracking software ("CRIS Software"); benchmarking studies, customer service training and general consultative assistance in the area of customer driven quality. The Shareholders own all of the issued and outstanding capital stock of each Company. The Buyer desires to purchase the Purchased Assets (as defined herein), the Companies desire the Purchased Assets to be sold, and the Shareholders desire to cause the Companies to sell the Purchased Assets, all on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of and reliance on the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Reference to Definitions. For convenience, certain terms used in this
     -------------------------
Agreement are listed in alphabetical order and defined or referred to in Section 21 (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

2.   Purchase and Sale of the Business and Assets.
     ---------------------------------------------

     2.1. The Purchased Assets. Each Company, subject to the terms and conditions of this Agreement, shall sell, transfer, convey and deliver to the Buyer all of such Company's right, title and interest in all of its respective Assets (collectively, the "Purchased Assets") which are not Excluded Assets. The Purchased Assets include, without limitation, all of the following assets:

             (a)  the Business of each Company;

             (b) the names Technical Assistance Research Programs, TARP, and Tarp Information Systems; (c) the cash and cash equivalents of each Company, wherever located;

             (c) the cash and cash equivalents of each Company, wherever located;

             (d) each Company's accounts and notes receivable and rights to payment from any party for products sold and/or services delivered prior to the Closing;

             (e) the tangible and intangible personal property of each Company, however owned, leased, or held, including, without limitation, machinery, equipment, furniture, fixtures, supplies, vehicles, inventory, supplies and computer hardware and software;

             (f) the interests of each Company under all Contracts related to the Business;

             (g)  the Permits of each Company;

             (h) the goodwill, going concern value, past and present customer and supplier lists and Intellectual Property (including the goodwill associated therewith) of each Company;

             (i)  the prepaid expenses of each Company; and

             (j)  the books and records of each Company.

      2.2.   Excluded Assets. Notwithstanding anything to the contrary in
             ---------------
Section 2.1, the corporate seal, Charter Documents, bylaws, minute books and other corporate records of each Company and any other assets listed on Exhibit
2.2 (the "Excluded Assets") shall not be included in the Purchased Assets:

      2.3.   Assumed Liabilities. At the Closing, the Buyer shall assume and
             -------------------
thereafter in due course timely pay and fully satisfy all obligations (the "Assumed Liabilities"):

             (a) incurred after the Closing under all Contracts and Permits which are conveyed to Buyer as Purchased Assets pursuant to the terms and conditions hereof;

             (b) any and all Liabilities relating exclusively to the Businesses that are reflected on the Closing Balance Sheets and incurred after the date of the Closing Balance Sheets in the ordinary course of business.

      2.4.   Excluded Liabilities. Except as expressly set forth in Section 2.3,
             --------------------
the Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise in connection with the Transactions, assume or become responsible for any Liabilities (the "Excluded Liabilities") of the Company; including, without limitation, (a) Liabilities for any taxes, other than for federal and state income taxes owed by the Companies for periods prior to the Closing Date, (b) Liabilities relating to any claims for health care or other welfare benefits,
(c) Liabilities relating to the violation of any Regulation, (d) tort Liabilities, (e) Liabilities from claims arising under any Contract or Permit not assumed by the Buyer hereunder and as described on Exhibit 2.4 hereto as such Exhibit may be amended at or prior to the Closing; and (f) Liabilities for claims arising under any Contract or Permit to the extent such claim is based on acts or omissions of any person which occurred prior to the Closing.

      2.5.   Consent of Third Parties. Nothing in this Agreement shall be
             ------------------------
construed as an attempt by the Company to assign to the Buyer pursuant to this Agreement any Contract or Permit included in the Purchased Assets which is by its terms or by Regulation nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Company would not by Regulation pass to the Buyer as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). To the extent that any such consent or approval in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, the Companies and the Shareholders shall continue to use commercially reasonable efforts to obtain any such consent, approval or novation after the Closing Date until such time as it shall have been obtained, and the Companies shall cooperate with the Buyer in any economically feasible arrangement to provide that the Buyer shall receive the applicable Company's benefits under such Non-Assignable Contract, provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that the Buyer would have been responsible therefor if such consent, approval or novation had been obtained.

      2.6.   Post-Closing Adjustment to Purchase Price. As soon as practicable,
             -----------------------------------------
but in any event within 30 days after the Closing, the Buyer shall engage Arthur Andersen LLP to prepare, in accordance with GAAP (applied in a manner consistent with the Audited Financial Statements), a balance sheet of each Company (the "Closing Date Balance Sheets") as of the end of the business on September 30, 1996. If the aggregate shareholders' equity as shown on the Closing Date Balance Sheets is less than $1,350,000 (such amount is referred to as the "Net Worth Deficiency"), within ten business days after delivery of the Post-Closing Balance Sheets to the Companies, the Companies shall pay the Buyer by wire transfer of immediately available funds an amount equal to the Net Worth Deficiency. If the aggregate shareholders' equity as shown on the Closing Date Balance Sheets is greater than $1,350,000 (such amount is referred to as the "Net Worth Excess"), within ten business days after delivery of the Post-Closing Balance Sheets to the Companies, the Buyer shall pay to the Companies by wire transfer of immediately available funds an amount equal to the Net Worth Excess. Notwithstanding anything in this Section 2.6 to the contrary, if there is any Net Worth Deficiency or Net Worth Excess and the parties hereto dispute any item contained on the Closing Date Balance Sheets, the party disputing such item shall notify the other party in writing of each disputed item, and specify the amount thereof in dispute within thirty business days after the delivery of the Closing Balance Sheets. If the Buyer and the Companies cannot resolve any such dispute which would eliminate or reduce the amount of the Net Worth Deficiency or Net Worth Excess, as applicable, then the amount to which there is no dispute promptly shall be paid and the amount in dispute shall be resolved by an independent nationally recognized accounting firm which is reasonably acceptable to the Buyer and the Companies (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Buyer and the Companies so that the Companies share of such costs shall be in the same proportion that the aggregate amount of the disputed amounts submitted to the Independent Accounting Firm that are unsuccessfully disputed by the Companies (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts so submitted to the Independent Account Firm. All distributions made by the Companies prior to the Closing Date shall be deemed to have been made on or before September 30, 1996 for purposes of this calculation regardless of when declared or made.

      The parties acknowledge that all profits and losses of the Companies realized after the close of business on September 30, 1996 will accrue to the benefit or detriment of the Buyer, as applicable. In this regard, for tax purposes, the Companies shall operate the Businesses as agents for the Buyer and the Buyer, as principal, shall recognize all such income, profit, losses and expenses.

      2.7.   Purchase Price.
             ---------------

             (a) In addition to assuming the Assumed Liabilities, the aggregate price to be paid by the Buyer to the Companies (the "Purchase Price") for the purchase of the Purchased Assets shall be the sum of (i) $15,000,000 (the "Closing Payment") and (ii) the Contingent Payments. The Buyer shall pay the Closing Payment by wire transfer of immediately available funds pursuant to written instructions provided by the Companies to the Buyer. The Closing Payment shall be allocated among the Companies as set forth on Exhibit 2.7 hereto as such Exhibit is amended on prior to the Closing.

             (b) As additional consideration for the sale of the goodwill of the Companies accompanying the Purchased Assets, the Companies shall have the opportunity to receive up to an additional $1,666,667 on account of the operating performance of the TARP Division in each of the 1997, 1998 and 1999 Periods. The Contingent Payment, if any, in each of the 1997, 1998 and 1999 Periods shall be equal to $1,666,667 provided the EBITDA of the TARP Division in any such year exceeds $4,000,000. If the EBITDA of the TARP Division in any of the 1997, 1998 or 1999 Periods is less than or equal to $3,500,000 then the Companies shall not receive any Contingent Payment with respect to such Period(s). If the EBITDA of the TARP Division in any of the 1997, 1998 or 1999 Periods is greater than $3,500,000 and less than $4,000,000, then the Companies shall be entitled receive a Contingent Payment with respect to any such Period(s) equal to (x) the difference between the EBITDA for such period minus $3,500,000, divided by (y) $500,000, and multiplied by (z) $1,666,667. Subject to Section 10.4(c), each Contingent Payment, if any, shall be payable on the later of the 45th day after the end of the Buyer's fiscal quarter in which the end of the applicable 1997, 1998 or 1999 Period ends or the date the EBITDA Statement becomes final pursuant to Section 2.7(c). Notwithstanding anything to the contrary in this Section 2.7(b), if EBITDA in 1998 or 1999 exceeds $4,000,000, then the amount of the excess ("Excess EBITDA") shall be carried back to the 1997 or 1998 periods and treated as earned EBITDA in such other periods for purposes of calculating the amount of the Contingent Payments payable in such other periods. In no event shall any Excess EBITDA be carried forward to future periods in the calculation of any Contingent Payment. If the carry back of any Excess EBITDA results in an increase in the amount of any Contingent Payment payable with respect to a prior period, such portion of the

Contingent Payment shall be due and payable at the same time as the Contingent Payment is due with respect to the current period. The right to receive a Contingent Payment shall be assignable to the Shareholders upon liquidation of the Companies (and further assignable by the Shareholders but only to trusts for the benefit of their respective families); provided, however, that the obligations of the Shareholders to reimburse the Company under this Section 2.7 shall not be assignable. Since the value of the Contingent Payments, if any, is highly speculative, the parties hereto acknowledge that they have not assigned any value to the Contingent Payment.

For purposes hereof:

         "EBITDA" shall mean the income from operations before income taxes, depreciation and amortization of the TARP Division during the twelve month period ending on September 30 in each of 1997, 1998 and 1999 (as applicable), as calculated in accordance with GAAP. For purposes of this calculation, EBITDA for the 1997, 1998 and 1999 Periods will be adjusted for any of the following items:

             (1) any expenses, charges and write-downs or any losses resulting from the sale, conversion or other disposition of capital assets, other than in the ordinary course of business, or inconsistent with the past practice;

             (2) any excess depreciation from assets as a result of the write-up of any such asset's basis;

             (3) any amortization of goodwill or other intangibles from the write-up of such items;

             (4) any management fees or allocations of overhead costs attributable to the Buyer except for such fees or allocations attributable to those administrative or other functions previously performed by the TARP Division to the extent that such fees or allocations do not exceed the cost which the TARP Division would incur in performing such services;

             (5) expenses incurred in the development of CRIS Software (currently estimated to consist of approximately $400,000 of outside vendor costs, plus related hardware and software costs and employee costs) from a DOS-environment to a Windows-based environment, but only to the extent the incursion of such related hardware and software costs and employee costs are pre-approved in writing by each of Buyer and each Shareholder; and;

             (6)  any foreign currency gains or losses.

The Companies and the Shareholders acknowledge that as part of each Shareholder's obligations under his respective Employment Agreement, he will be required to work with certain members of Buyer's management in connection with the integration of the operations of the TARP Division with those of the Buyer. In addition, the Shareholders further acknowledge that the Buyer is engaged in the business of operating call centers and that he will periodically be assisting the Buyer in the sale of its call center services, as well as advising the Buyer from time to time regarding the performance of its call centers. Accordingly, the Companies and each Shareholder further acknowledge that such activities may adversely or positively affect the amount of the Contingent Payments. The Buyer, however, shall not cause a diversion of a material portion of the TARP Division's historical revenues from the TARP Division without first obtaining the Shareholders prior written consent, such consent shall not unreasonably be withheld. In the event of any such diversion of revenues, the Shareholders and the Buyer shall amend this Section 2.7 to appropriately reflect the financial impact of such diversion on the opportunity to earn the Contingent Payments, so that the Shareholders shall be credited with the loss in EBITDA when calculating the Contingent payments.

         (c) Buyer shall engage Arthur Andersen LLP to calculate the EBITDA of TARP Division as soon as reasonably practical after each of the 1997, 1998 and 1999 Periods and deliver to the Companies and the Buyer a statement (each an "EBITDA Statement"), as soon as reasonably practical after each such Period, but in no case more than 30 days thereafter, indicating its calculation of EBITDA for the applicable Period. If the Companies or the Buyer disputes any item contained on an EBITDA Statement, such person shall notify the other in writing of each disputed item (collectively, the "Disputed Amounts") and specify the amount thereof in dispute within twenty business days after the delivery of the applicable EBITDA Statement. If the Companies and the Buyer cannot resolve any such dispute within ten days thereafter, then the amount on which the parties are in agreement promptly shall be paid and the amount in dispute shall be resolved by an Independent Accounting Firm. The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Companies and the Buyer so that the Companies' share of such costs shall bear the same proportion to the total costs as the total of Disputed Amounts unsuccessfully contested by the Companies (as finally determined by the Independent Accounting Firm) bears to the total of the Disputed Amounts so submitted to the Independent Accounting Firm.

         2.8.   Allocation of the Purchase Price. The Purchase Price shall be
                ---------------------------------
allocated among the Purchased Assets as set forth on Exhibit 2.7 hereto. The Companies and the Buyer shall prepare their respective Federal, state and local tax returns (and any applicable statements required by Section 1060 of the Code) employing the allocation set forth on Exhibit 2.7 and shall not take a position in any tax proceeding or otherwise that is inconsistent with such allocation. The Companies and the Buyer shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.

3.   Closing.
     -------
     3.1.  Location, Date. The closing of the Transactions (the "Closing") shall
           ---------------
take place at the offices of the Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, PA 19103 on or before October 28, 1996 (the "Termination Date") or such earlier date upon the satisfaction of (or waiver by the party entitled to the benefit of) the conditions set forth in Sections 5 and 6, or at such other place, date and time as the parties may agree in writing.

     3.2.  Closing Deliveries. In connection with the completion of the
           -------------------
Transactions contemplated in Section 3, at the Closing,

           (a)    the Buyer shall deliver or cause to be delivered:

                  (i) the cash portion of the Purchase Price which is required to be delivered to the Companies at the Closing;

                  (ii) executed copies of the Employment Agreements and the Pledge Agreement; and

                  (iii) such other agreements, documents and instruments contemplated by this Agreement and such other items as may be reasonably requested; and

           (b)    the Companies shall deliver or cause to be delivered:

                  (i) payment instructions regarding the cash portion of the Purchase Price as set forth on Exhibit 3.2(b)(i), which may be amended by the Companies at the Closing;

                  (ii) bills of sale and assignment and assumption agreements transferring all of the Companies right, title and interest in and to the Purchased Assets in form and substance satisfactory to the Buyer and substantially in the form of Exhibit 3.2(b)(ii) hereof); and

                  (iii) such other agreements, documents and instruments contemplated by this Agreement and such other items as may be reasonably requested.

           (c) each Shareholder shall deliver his respective executed counterparts of his Employment Agreement and the Pledge Agreement.

4.   Conditions to Buyer's Obligations.
     ----------------------------------

            The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

     4.1.   No Court Order or Litigation. No Court Order or Litigation shall be
            -----------------------------
pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of Transactions or that would limit or affect adversely Buyer's acquisition of the Purchased Assets.

     4.2.   Representations, Warranties and Agreements. (a) The representations
            -------------------------------------------
and warranties of the Companies and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at such time and (b) the Companies and the Shareholders shall have each performed or tendered performance in all material respects of all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing. The Companies and the Shareholders shall have delivered to the Buyer a certificate signed by the President of each Company and each Shareholder, in form and substance reasonably satisfactory to counsel to the Buyer, substantially in the form set forth in Exhibit 4.2 that the Companies and the Shareholders have performed all covenants and agreements to be performed by them under this Agreement and as regarding the accuracy of its representations and warranties contained herein as of the Closing Date.

     4.3.   Legal Opinion. The Companies and the Shareholders shall have
            --------------
tendered a legal opinion of Hurwitz & Abramson, counsel to the Companies and the Shareholders, that is reasonably acceptable to counsel to the Buyer and substantially in the form of Exhibit 4.3.

     4.4.   Regulatory Approvals. All Permits, if any, necessary for the
            ---------------------
consummation of Buyer's acquisition of the Purchased Assets shall have been obtained and shall be in full force and effect.

     4.5.   Required Tender. The Shareholders and the Companies shall have
            ----------------
tendered or caused the tender of the items set forth in Section 3.2 (b).

5.   Conditions to each Company's and each Shareholder's Obligations.
     ----------------------------------------------------------------

     The obligations of the Companies and the Shareholders to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by such parties:

     5.1.   No Injunction. No Court Order or Litigation shall be pending or
            --------------
threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of Transactions.

     5.2.   Representations, Warranties and Agreements. The representations and
            -------------------------------------------
warranties of the Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time and the Buyer shall have performed or tendered performance in all material respects of all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. The Buyer shall have delivered a certificate signed by the President of the Buyer, in form and substance reasonably satisfactory to counsel to the Companies, that the Buyer has performed all covenants and agreements to be performed by it under this Agreement and as regarding the accuracy of its representations and warranties contained herein as of the Closing Date.

     5.3.   Legal Opinion. The Buyer shall have tendered a legal opinion of
            --------------
Morgan, Lewis & Bockius LLP, counsel to the Buyer, that is reasonably acceptable to counsel to the Companies and substantially in the form of Exhibit 5.3.

     5.4.   Regulatory Approvals. All Permits, if any, necessary for the
            ---------------------
consummation of Buyer's acquisition of the Purchased Assets shall have been obtained and shall be in full force and effect.

     5.5.   Required Tender. The Buyer shall have tendered or caused the tender
            ----------------
of the items set forth in Section 3.2(a).

6.   Representations and Warranties of the Companies and the Shareholders. Each
     ---------------------------------------------------------------------
Company and each Shareholder hereby jointly and severally represents and warrants to the Buyer that, except as set forth in a letter dated as of the date of this Agreement, executed by each Company and each Shareholder, addressed and delivered to Buyer by each Company and each Shareholder on or prior to the Closing Date and containing information required by this Agreement and exceptions to the representations and warranties of the Companies and the Shareholders under this Agreement (the "Disclosure Letter"):

     6.1.   Corporate Status. Research is a corporation duly organized, validly
            -----------------
existing and in good standing under the laws of the District of Columbia and is qualified to do business as a foreign corporation under the laws of the Commonwealth of Virginia and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect. The Charter Documents and bylaws of Research that have been delivered to the Buyer are effective under applicable Regulations and are current, correct and complete. Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect. The Charter Documents and bylaws of Systems that have been delivered to the Buyer are effective under applicable Regulations and are current, correct and complete.

     6.2.   Authorization. Each Company has the requisite power and authority to
            --------------
own its property and carry on its Business as currently conducted, and to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each Company have been duly authorized by all necessary corporate action. Each Shareholder has the requisite power, capacity, legal right and authority to execute and deliver the Transaction Documents to which he is a party and to perform the Transactions to be performed by him thereunder. Each Transaction Document executed and delivered by each Company has been duly executed and delivered by such Company and constitutes a valid and binding obligation of such Company, enforceable against it in accordance with its terms. Each Transaction Document to be executed and delivered by each Shareholder will be duly executed and delivered by him and will constitute a valid and binding obligation of him, enforceable against him in accordance with its terms.

     6.3.   Consents and Approvals. Except for the consents specified in the
            -----------------------
Disclosure Letter (the "Required Consents"), neither the execution or delivery by either Company or either Shareholder of the Transaction Documents to which it or he is a party, nor the performance of the Transactions to be performed by it or her thereunder, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Regulation or Court Order to which such Company or Shareholder is subject, (b) the Charter Documents or bylaws of either Company or (c) any Contract, Government Permit or other document to which either Company is a party or by which its Business or Assets may be subject.

     6.4.   Stock Ownership. The Shareholders own all of the issued and
            ----------------
outstanding capital stock of each Company.

     6.5.   Financial Statements. The Disclosure Letter includes correct and
            ---------------------
complete copies of each Company's audited financial statements consisting of a balance sheet of each Company as of December 31, 1993, 1994 and 1995 and the related statements of income, retained earnings and cash flows for the years then ended (collectively, the "Audited Financial Statements"), each of which were audited by the firm of Halt, Jackson & Thrasher. The Disclosure Letter also includes correct and complete copies of each Company's unaudited financial statements consisting of a balance sheet of each Company as of the period ended August 31, 1996 and the related statements of income and cash flow for the period then ended (the "Unaudited Financial Statements," and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements of each Company are consistent with the books and records of such Company, and there are no material transactions required by GAAP to be recorded in accounting records that have not been recorded in the accounting records underlying such Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of each Company as of the dates thereof and its cash flows and the results of its operations for the years and periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of the Unaudited Financial Statements. The balance sheets of the Companies as of December 31, 1995 that are included in the Financial Statements are referred to herein as the "Company Balance Sheets" and the dates thereof is referred to as the "Balance Sheet Date." The balance sheets of the Companies as of August 31, 1996 that are included in the Financial Statements are referred to herein as the "Interim Company Balance Sheets" and the dates thereof is referred to as the "Interim Balance Sheet Date."

     6.6.   Title to Assets and Related Matters. Each Company has good and
            ------------------------------------
marketable title to, valid leasehold interests in or valid licenses to use, all of its respective Purchased Assets, free from any Encumbrances except those specified on the Disclosure Letter. The use of the Purchased Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. All Purchased Assets are in the possession or under the control of the Companies and consist of all of the Assets necessary to operate the Businesses as now being operated. Except as set forth on the Disclosure Letter, all of the tangible personal property included in the Assets (a) is in good working condition and reasonable repair, subject to normal wear and tear, (b) is usable in the ordinary course of business and (c) conforms in all material respects with all applicable Regulations relating to its construction, use and operation. Except for those items subject to the Personal Property Leases, no Person other than the Companies own any vehicles, equipment or other tangible assets located on the Real Property that are used by the Companies in the Businesses (other than immaterial items of personal property owned by the employees of the Companies) or that are necessary for the operation of the Businesses.

     6.7.   Real Property. The Disclosure Letter describes all real estate
            --------------
(including, without limitation, a description of how such real estate is zoned) used in the operation of the Businesses as well as any other real estate that is in the possession of or leased by the Companies and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), identifies which Real Property is owned and which is leased, and lists any leases under which any such Real Property is possessed by the Companies or leased by the Companies to others (the "Real Estate Leases"). The Disclosure Letter also describes any other real estate previously owned, leased or otherwise operated by the Companies and the time periods of any such ownership, lease or operation. All of the buildings and structures included in the Real Property are structurally sound, and all of the heating, ventilating, air conditioning, plumbing, sprinkler, electrical and drainage systems, elevators and roofs, and all other fixtures, equipment and systems at or serving such Real Property are generally in good condition, repair and working order and are generally adequate for the present use of the Real Property by the Companies in conducting their respective Businesses, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities. The Companies have received no notices, oral or written, and have no reason to believe, that any governmental body having jurisdiction over any Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. Neither Company has received any notices, oral or written, from any governmental body, and has any reason to believe, that any of the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over such Real Property. The Companies have not received any notice from the holder of any mortgage, from any insurance company which has issued a policy with respect to any of the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in any of the Real Property or suggesting or requesting the performance of any repairs, alterations or other work to any of the Real Property.

     6.8.   Certain Personal Property. The Companies have delivered to the Buyer
            --------------------------
a complete
fixed asset schedule, describing and specifying the location of all items of tangible personal property that are included in the Company Balance Sheets. Except as listed on the Disclosure Letter, since the Balance Sheet Date, the Companies have not (i) acquired any items of tangible personal property that has, in any case, a carrying value in excess of $25,000, or an aggregate carrying value in excess of $50,000 or (ii) disposed of any items of tangible personal property (other than inventory) that have, in any case, an initial carrying value in excess of $25,000, or an initial aggregate carrying value in excess of $50,000.

         6.9.  Personal Property Leases. The Disclosure Letter lists all assets
               -------------------------
and property (other than Real Property) that have been used in the operation of the Businesses and that are possessed by the Companies under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $12,000 (each, an "Immaterial Lease"). The Disclosure Letter also lists the leases under which such assets and property listed on the Disclosure Letter are possessed. All of such leases (excluding "Immaterial Leases") are referred to herein as the "Personal Property Leases."

         6.10. Accounts Receivable. The accounts receivable of each Company are
               --------------------
bona fide accounts receivable created in the ordinary course of business and are not subject to defenses, set-offs or counterclaims and are good and collectible at the aggregate recorded amounts thereof (in each case, net of the reserves for such items included in the Interim Company Balance Sheets). The Disclosure Letter includes a correct and complete accounts and notes receivable aging of the Companies as of the Interim Balance Sheet Date reflecting the aggregate dollar amount of all accounts and notes receivable due the Companies which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days.

         6.11. Inventory. All inventory of each Company consists of items
               ----------
useable or saleable in the ordinary course and is valued on each Company's books and records at the lower of cost or fair market value. The inventory records for each Company that have been delivered to the Buyer or made available for inspection by the Buyer are accurate with respect to the data contained therein.

         6.12. Accounts  Payable.  All  accounts  payable  as set  forth on the
               ------------------
Interim Company Balance Sheets or arising since the date thereof have been incurred in the ordinary course of business.

         6.13. Product  Warranties and Price Guarantees.  The Disclosure Letter
               -----------------------------------------
sets forth all express product warranties and price guarantees made by the Companies.

         6.14. Liabilities. Except as specified on the Disclosure Letter, the
               ------------
Companies do not have any Liabilities, and none of the Purchased Assets are subject to any Liabilities, except (a) as specifically disclosed on the Interim Company Balance Sheets, (b) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date, and (c) Liabilities under any Contracts specifically disclosed on the Disclosure Letter (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Interim Company Balance Sheets.

         6.15. Taxes. The Companies have duly filed all Federal, state, local,
               ------
foreign and other tax returns that are required to be filed and that were due prior to the Closing Date, and have paid all taxes and assessments shown as being due pursuant to such returns or pursuant to any assessment received. All taxes and other assessments and levies that the Companies have been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by the Companies for such payment. There are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment or collection of additional taxes of any kind for any period for which returns have or should have been filed.

         6.16. Subsidiaries. No Company owns, directly or indirectly, any
               -------------
interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

         6.17. Legal Proceedings and Compliance with Law.
               ------------------------------------------
               (a) Except as disclosed on the Disclosure Letter, there is no Litigation that is pending or, to knowledge of either Company or either Shareholder, threatened against or related to either Company. There has been no Default under any Regulation applicable to either Company, the Assets or the Businesses, including any Regulation relating to pollution or protection of the environment, except for any Defaults that have been cured without material cost, and no Company has received any notices from any governmental entity regarding any alleged Default under any Regulation except those that have been cured without material cost. There has been no Default with respect to any Court Order applicable to either Company..

               (b) Without limiting the generality of Section 6.17(a), except as described on Disclosure Letter, there has not been any Environmental Condition (i) at any premises at which the Businesses of the Companies (or any predecessor of either Company) is currently conducted, (ii) at any property owned, leased or operated at any time by either Company (or any predecessor of either Company) or any Person controlled by any Affiliate of either Company, or
(iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of either Company (or any predecessor of either Company) or any Person controlled by any Affiliate of either Company, nor has either Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by either Company (or any predecessor of either Company) or any third party, at or relating to any such property or premises that would (i) require abatement or correction under an Environmental Law, (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Regulations and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Person may be held liable for the release or discharge of any materials into the environment.

                 (c) The Companies have delivered to the Buyer correct and complete copies of any written reports, studies or assessments in the possession or control of either Company or any Shareholder that relate to any Environmental Condition. Neither Company or any Shareholder knows of any other written reports, studies or assessments, whether or not in the possession or control of either Company or either Shareholder, that relate to any Environmental Condition.

                 (d) Except in those cases where the failure would not have a Material Adverse Effect, (i) each Company has obtained and is in full compliance with all Permits, all of which are listed on the Disclosure Letter along with their respective expiration dates, that are required for the ownership of the Assets or operation of the Business and Assets as currently operated by such Company, (ii) all of the Permits are currently valid and in full force and (iii) each Company has filed such timely and complete renewal applications as may be required with respect to its Permits. To the knowledge of each Company and each Shareholder, no revocation, cancellation or withdrawal of a Permit has been threatened.

         6.18.   Contracts.
                 ----------
                 (a) The Disclosure Letter lists each Contract of the following types to which either Company is a party or by which it is bound:

                           (i)   Contracts with any present or former
                 stockholder, director, officer, employee, partner or consultant or with any Affiliate of either Shareholder;

                           (ii) Contracts for the purchase of, or payment for, supplies or products, or for the performance of services, from or by a third party, in excess of $25,000 with respect to any one supplier or other party;

                           (iii) Contracts to sell or supply products, inventory
                 or other property to, or to perform services for, a third party, that involve an amount in excess of $25,000 with respect to any one customer or other party;

                           (iv) Contracts to sell any product or provide any service to a governmental or regulatory body;

                            (v) Contracts limiting or restraining it from engaging or competing in any lines or business with any Person;

                            (vi) Contracts with any customer providing for
                 a volume refund, retrospective price adjustment or price guarantee;

                          (vii) Contracts to lease to or to operate for
                 any other party any asset that involve an amount in excess of $25,000 in any individual case (other than Real Estate Leases and Personal Property Leases identified on the Disclosure Letter);

                          (viii) Any notes, debenture, bonds, conditional sale
                 agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners or stockholders or with Affiliates of either Shareholder or any members of his immediate families), or agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                          (ix) Contracts creating or recognizing any
                 Encumbrances with respect to any Assets;

                          (x) Contracts with distributors, manufacturers
                 sales representatives or other sales agents;

                          (xi) Contracts which relate in whole or in
                 part to any software, technical assistance or other know-how or other Intellectual Property right;

                          (xii) Contracts for any capital expenditure or
                 leasehold improvement in excess of $25,000; and

                          (xiii) Any other Contracts (other than those that may
                 be terminated on not more than 30 days' notice without Liability and those described in any of (i) through (xii) above) not made in the ordinary course of business or which are material to the Business or the assets.

                 (b) No Company is in Default under any Contract. To the knowledge of each Company and each Shareholder, no Company has received any communication from, or given any communication to, any other party indicating that such Company or such other party, as the case may be, is in Default under any Contract. To the knowledge of each Company and each Shareholder, none of the other parties to any such Contract to which a Company is a party is in Default thereunder.

         6.19. Insurance. The Disclosure Letter lists all policies or binders of
               ---------
insurance held by or on behalf of the Companies or relating to the Business or any of the Assets, specifying with respect to each policy the insurer, the type of insurance, the amount of the coverage, insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by either Company, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

         6.20.   Intellectual Property and Software Products.
                 -------------------------------------------

         (a) Neither Company neither currently uses nor has it previously used in the development, production or marketing of its products and services any Copyrights, Patents or Trademarks except for those listed on Disclosure Letter. Each Company owns or has the lawful right to use all material Intellectual Property that is used in the operation of its business in the ordinary course or otherwise. All of the Intellectual Property listed on Disclosure Letter is owned by such Company free and clear of any Encumbrances, or used pursuant to an agreement that is described on Disclosure Letter. Except in such cases that would not have a Material Adverse Effect, individually or in the aggregate, neither Company infringes upon nor unlawfully or wrongfully uses any Intellectual Property rights owned or claimed by another Person, and neither Company is in Default, nor has received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. Except for any rights under written licenses or other written Contracts, no current or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

         (b) Disclosure Letter contains a complete list of all of the computer software products sold, licensed, distributed, marketed, used or under development by the Companies (the "Software Products"). Each of the Software Products performs substantially in accordance with the specifications, documentation and other written material used in connection with the sale, license, distribution, marketing or use thereof and is free of defects in programming and operation except such defects as would not materially and adversely affect the use of the respective Software Products for their intended purposes.

         (c) Except as specified on Disclosure Letter, all right, title and interest in and to the Software Products are owned by the Companies, free and clear of all Encumbrances. No government funding was utilized in the development of any of the Software Products. Except for such violations that would not have a Material Adverse Effect, individually or in the aggregate, the sale, license, distribution, marketing or use of the Software Products by the Companies violates any rights of any other Person, and the Companies have not received any communication alleging such a violation. Except as specified on Disclosure Letter, the Companies have no obligation to compensate any Person for the sale, license, distribution, marketing or use of the Software Products. Other than as set forth on Disclosure Letter, the Companies have not granted to any other Person any license, option or other right in or to any of the Software Products, except for non-exclusive, royalty-bearing, end-user licenses granted pursuant to license agreements, substantially in the forms attached as part of Disclosure Letter (the "End-User Licenses").

         (d) The Companies have no obligation to any Person to maintain, modify, improve or upgrade any of the Software Products, except for any such obligation set forth in an End-User

License or under a customer-specific services agreement and such other obligations as would not have a Material Adverse Effect.

         (e) The Companies have kept secret and has not disclosed the source codes for the Software Products to any Person other than to those Persons identified on Disclosure Letter and to certain employees of the Companies.

         6.21.   Employee Relations.
                 ------------------

                 (a) Except as described in the Disclosure Letter, no Company is
(a) a party to or otherwise bound by any collective bargaining or other type of union agreement, (b) a party to, involved in or, to the knowledge of either Company or either Shareholder, threatened by, any labor dispute or unfair labor practice charge, or (c) currently negotiating any collective bargaining agreement, and no Company has experienced any work stoppage during the last three years. The Disclosure Letter sets forth the names and current annual salary rates or current hourly wages of all present employees of each Company.

                 (b) Each Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There are no outstanding claims against either Company (whether under Regulation, Contract, policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of such Company on account of or for
(i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits,
(v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act, (viii) any violation of any statute, ordinance, order, rule or regulations relating to employee "whistle blower" or "right-to-know" rights and protection, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any Regulation relating to minimum wages or maximum hours of work, and neither Company nor either the Shareholder is aware of any such claims which have not been asserted. No Person (including any governmental body) has asserted or threatened any claims against either Company under or arising out of any Regulation relating to discrimination or occupational safety in employment or employment practices.

         6.22.   ERISA.
                 -----

                 (a) The Disclosure Letter contains a complete list of all Benefit Plans sponsored or maintained by each Company or under which such Company may be obligated. The Companies have delivered to the Buyer (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the Disclosure Letter.

                 (b) All Benefit Plans conform (and at all times have conformed) to, and are being administered and operated (and at all times have been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject either Company to any penalty or tax imposed under the Code or ERISA.

                 (c) Except as set forth in the Disclosure Letter, any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. To the knowledge of either Company or either Shareholder, nothing has occurred since the date of any such determination that would affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

                 (d) No Company has a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). No Company has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 7.22(d), the term "Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes each Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the
Code) with either Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes either Company and any other entity required to be aggregated with such Company pursuant to the regulations issued under Section 414(o) of the Code.

                 (e) There are no pending or, to the knowledge of either Company or either Shareholder, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of either Company or any of its officers, directors or employees under ERISA or any other applicable Regulation, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of either Company or either Shareholder, any basis for any such claim. To the knowledge of either Company or either Shareholder, the Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                 (f) Each Company has made all required contributions under its Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums on a timely basis, or such contributions are properly accrued on such Company's Financial Statements.

                 (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) all Welfare Plans may be amended or terminated by the Companies at any time on or after the Closing Date.

         6.23.   Corporate Records. The minute books of each Company contain
                 -----------------
complete and correct copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record book of each Company is complete and correct.

         6.24.   Absence of Certain Changes. Except as contemplated by this
                 --------------------------
Agreement, since the Balance Sheet Date, except as mutually agreed, each Company has conducted its Business in the ordinary course and there has not been with respect to such Company:

                 (a) any material adverse change in its Business, Assets or Liabilities;

                 (b) any change or amendment in its Charter Documents;

                 (c) any distribution or payment declared or made in respect of its capital stock by way of dividend, purchase or redemption of shares or otherwise;

                 (d) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

                 (e) any sale, assignment or transfer of any material Assets, or any additions to or transactions involving any material Assets, other than those made in the ordinary course of business;

                 (f) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

                 (g) any payment to any Affiliate of such Company, except as specified in the Disclosure Letter;

                 (h) any change in the accounting policies followed by such Company or the method of applying such principles; or

                 (i) any capital expenditure commitment involving in any individual case, or series of related cases, more than (i) $25,000 or (ii) an amount that would cause the sum of all such capital expenditure commitments to exceed $50,000.

         6.25.   Customers. Each Company has used its reasonable business
                 ---------
efforts to maintain and currently maintains, good working relationships with all of its customers. The Disclosure Letter contains a list of the names of each of the five customers that, for the year ended December 31, 1995, were the largest dollar volume customers of products and services sold and provided by each Company. Except as specified on the Disclosure Letter, none of such customers has given either Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with such Company.

         6.26.   Finder's Fees. Except for Hamilton Capital Partners, Inc.,
                 -------------
whose fee will be paid at the Closing by the Company, no Person retained by either Company or either Shareholder is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         6.27.   [Intentionally Left Blank]
                  ------------------------

         6.28.   Additional Information.  The Disclosure Letter accurately lists
                 ----------------------
the following:

                 (a) the names of all officers and directors of each Company;

                 (b) the names and addresses of every bank or other financial institution in which each Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of the Persons having signing authority or other access thereto;

                 (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of each Company;

                 (d) the names of all Persons holding powers of attorney from each Company and a summary statement of the terms thereof; and

                 (e) all names under which each Company has conducted any Business or which it has otherwise used at any time during the past five years.

         6.29.   Transactions with Affiliates. Except as set forth on the
                 ----------------------------
Disclosure Letter, no affiliate of any Shareholder or any member of his immediate family, owns or has a controlling ownership interest in any corporation or other entity (other than TARP Europe Ltd.) that is a party to any Contract with respect to the Assets or Business.

         6.30.   Full Disclosure. There are and will be no materially misleading
                 ---------------
misstatements in any of the representations and warranties made by either Company or either Shareholder in this Agreement, the Disclosure Letter, the Exhibits to this Agreement, any other Transaction Document or in any of the documents, certificates and instruments delivered or to be delivered by either Company or either Shareholder pursuant to this Agreement and each Company and each Shareholder has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

         6.31.   Full Disclosure. The representations and warranties of the
                 ---------------
Companies and the Shareholders contained in this Agreement, disregarding all qualifications and exceptions herein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate have a Material Adverse Effect.

7.       Representations and Warranties of the Buyer. The Buyer hereby repre-
         -------------------------------------------
sents and warrants to each Company and each Shareholder as follows:

         7.1.    Corporate. The Buyer is a corporation duly organized, validly
                 ---------
existing and in good standing under the laws of the State of Delaware. The Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it thereunder, and such execution, delivery and performance by it have been duly authorized by all necessary corporate action.

         7.2.    Enforceability. The Transaction Documents to which the Buyer
                 --------------
is a party constitute valid and binding obligations of the Buyer, enforceable against it in accordance with their terms.

         7.3.    Consents and Approvals. Neither the execution and delivery by
                 ----------------------
the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which it is subject, (b) its Charter Documents or bylaws or
(c) any Contract, Permit or other document to which it is a party or by which its properties or other assets may be subject.

         7.4.    Finder's Fees. No Person retained by the Buyer is or will be
                 -------------
entitled to any commission or finder's or similar fee in connection with the Transactions.

         7.5.    Full Disclosure. There are and will be no materially misleading
                 ---------------
misstatements in any of the representations and warranties made by the Buyer in this Agreement, the Disclosure Letter, the Exhibits to this Agreement or in any of the documents, certificates and instruments delivered or to be delivered by the Buyer pursuant to this Agreement and the Buyer has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

8.       Certain Agreements.
         ------------------

         8.1.    Access. Between the date of this Agreement and the Closing
                 ------
Date, the Companies shall (a) give Buyer and its authorized representatives and legal counsel reasonable access to all properties, books, Contracts, Assets and records of the Companies, (b) permit Buyer to make inspections thereof, and (c) cause its officers and its advisors to furnish the Buyer with such financial and operating data and other information with respect to the Business of the Companies and to discuss with the Buyer and its authorized representatives and legal counsel the affairs of the Companies, all as Buyer may from time to time reasonably request.

         8.2.    Regulatory Matters. The Companies and the Buyer shall (a) file
                 ------------------
with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the transactions and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

         8.3.    Exclusivity. From the date hereof until the earlier of the
                 -----------
Closing or the termination of this Agreement, no Company nor either Shareholder or any of their respective agents shall, directly or indirectly, solicit or negotiate or enter into any agreement with any other Person, or provide any nonpublic information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, the Companies, except for the acquisition of the Purchased Assets by Buyer.

         8.4.    Update Disclosure Letter. Between the date hereof and the
                 ------------------------
Closing Date, the Companies and the Shareholders shall promptly disclose to Buyer in writing any information set forth in the Disclosure Letter which is no longer applicable and any information of the nature of that set forth in the Disclosure Letter which arises after the date hereof and which would have been required to be included in the Disclosure Letter if such information had been obtained on the date of delivery thereof.

         8.5.    Best Efforts. Each party shall use their best efforts to cause
                 ------------
all conditions to the performance of the parties hereto that are within its control to be satisfied and the Transactions consummated by the Termination Date.

         8.6.    Financial Information. Until the Closing, each Company shall
                 ---------------------
provide the Buyer, within 15 days after the end of each month, with an unaudited consolidated balance sheet and income statement of such Company as of and for the month then ended, prepared on the same basis as the interim financial statements referred to in Section 6.5, and certified as such by the chief financial officer of such Company.

         8.7.    Restrictive Covenants.
                 ---------------------

                 (a) Each Shareholder covenants that for the period ending four years after the Closing Date, he will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Buyer at any time during such period within any portion of the United States or Western Europe in the direct marketing business which includes inbound and outbound telemarketing, fulfillment, direct mail and customer retention (the "Restricted Business"). It is recognized by the Buyer and each Shareholder that the Restricted Business is and is expected to continue to be conducted throughout the United States and Western Europe and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 8.7(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit (i) the ownership by a Shareholder as a passive investment of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or (ii) teaching, the authorship of articles or other scholarly works or the delivery of speeches by either Shareholder.

                 (b) Each Shareholder further covenants that for the period ending four years after the Closing Date, he will not, either directly or indirectly, (i) call on or solicit any Person who or which within the past two years has been a customer with respect to the Restricted Business with respect to the activities prohibited by Section 8.7(a) or (ii) solicit the employment of any person who is employed by the Buyer during such period on a full or part-time basis.

                 (c) Each Shareholder recognizes and acknowledges that by reason of his ownership of and employment by the Companies she has had access to Confidential Information relating to the Restricted Business. Each Shareholder acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not disclose any such Confidential Information after the Closing Date to any person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of such Shareholder, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) except as may be required by law.

                 (d) Each Shareholder acknowledges that the restrictions contained in this Section 8.7 are reasonable and necessary to protect the legitimate interests of the Buyer, and that any violation will result in irreparable injury to the Buyer.

                 (e) Each Shareholder agrees that the Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 8.7, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. In the event that any of the provisions of this Section 8.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

                 (f) The covenants set forth in this Section 8 shall be in addition to and not in limitation of any similar covenants set forth in any employment agreement between the Buyer or any of its Affiliates and either Shareholder.

         8.8.    Required Consents. Each Company and each Shareholder shall use
                 -----------------
their best efforts to take, or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents.

         8.9.    Release of Personal Guarantees. The Buyer shall cause all
                 ------------------------------
obligations of the Company which have been guaranteed by any Shareholder to either be retired or use its best efforts to arrange to have such guarantees released; provided, however, to the extent that the Company and the Buyer are unable to effectuate any such release, Buyer shall indemnify and holds harmless each Shareholder from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys' fees and disbursements incurred by them in connection therewith) that he may sustain, suffer or incur and that result from, arise out of or relate to such guarantees.

         8.10.   Satisfaction of Liabilities. Each Company shall at the Closing,
                 ---------------------------
fully satisfy or cause to have been satisfied all material third party Liabilities and obligations of such Company which are not also Assumed Liabilities.

         8.11.   Termination of the 401(k) Plan. The Companies shall terminate
                 ------------------------------
the Technical Assistance Research Programs, Inc. 401(k)/Profit Sharing Plan as or before the Closing Date, and shall take all actions necessary to enable the participants to receive a distribution of their account balances on account of the termination of the plan and roll over their distributed benefits to a 401(k) plan maintained by Buyer if such Buyer's plan so permits.

9.       Conduct of the Business Prior to the Closing.
         --------------------------------------------

         9.1.    Operation in Ordinary Course. Between the date of this
                 ----------------------------
Agreement and the Closing Date, each Company shall conduct its Business in all material respects in the ordinary course and to use commercially reasonable efforts to maintain all current business relationships.

         9.2.    Business Organization. Between the date of this Agreement and
                 ---------------------
the Closing Date, each Company shall use commercially reasonable efforts, to preserve substantially intact its business organization and keep available the services of the present officers and employees of such Company.

         9.3.    Corporate Organization. Between the date of this Agreement and
                 ----------------------
the Closing Date, no Company shall amend its Charter Document or bylaws and shall not:

                 (a) issue, sell or otherwise dispose of any of its capital stock, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its capital stock;

                 (b) reclassify, split up or otherwise change its capital stock;

                 (c) be party to any merger, consolidation or other business combination;

                 (d) sell, lease, license or otherwise dispose of any of its Assets (including, but not limited to rights with respect to its Intellectual Property), except in the ordinary course of business; or

                 (e) organize any subsidiary or acquire any equity securities of any Person or any equity or ownership interest in any business.

         9.4.    Business Restrictions. Between the date of this Agreement (the
                 ---------------------
Balance Sheet Date with respect to Section 9.4(a)) and the Closing Date, except as mutually agreed, no Company shall:

                 (a) borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

                 (b) create any material Encumbrance on any of its material Assets;

                 (c) except in the ordinary course of business, increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

                 (d) create or materially modify any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

                 (e) make any capital expenditure or acquire any property or assets (other than raw materials and supplies) for a cost in excess of $50,000 in any one case or $100,000 in the aggregate;

                 (f) enter into any agreement that materially restricts either Company from carrying on the Business;

                 (g) cancel any material debts of others or waive any material claims or rights; or

                 (h) act or omit from taking any action which would cause any of the representations and warranties in Section 7 to be inaccurate.

         9.5.    Duty of Shareholders. The Shareholders shall cause each
                 --------------------
Company to take or refrain from taking such actions set forth elsewhere in this
Section 9.

10.      Survival of Representations; Indemnification.
         --------------------------------------------

         10.1.   Survival of Representations, Etc. The representations and
                 --------------------------------
warranties given by each Company, each Shareholder and the Buyer under this Agreement shall survive the Closing for a period of two years after the Closing Date, except that all representations and warranties contained in Sections 6.4, 6.15, 6.17 and 6.22 shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers thereof.

         10.2.   Indemnification by the Shareholders and the Companies. The
                 -----------------------------------------------------
Shareholders and the Companies, jointly and severally, hereby agree to indemnify and hold harmless the Buyer, and its successors and assigns, (each, an "Indemnified Buyer Party") from and against any and all Liabilities, claims, demands, judgments, settlement payments, losses, costs, damages and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, "Damages") that such Indemnified Buyer Party may sustain, suffer or incur that result from, arise out of or relate to (a) any Excluded Liability, (b) any breach of or any inaccuracy in any representation, warranty, covenant or agreement of either Company or either Shareholder contained in this Agreement, including any breach of the obligation to indemnify hereunder, (c) any Liability or obligation of either Company involving an Environmental Condition or which otherwise relates to, or involves a claim, Liability or obligation which arises out of or is based upon, any Environmental Law, to the extent that such Liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, (d) any Liability or obligation of any Company or any shareholder involving taxes due and payable by, or imposed with respect to either Company or either Shareholder for any all taxable periods ending on or prior to the Closing Date (whether or not such taxes have been due and payable) or (e) other specified indemnities based upon due diligence investigation.

         10.3.   Indemnification by the Buyer. The Buyer hereby agrees to
                 ----------------------------
indemnify and hold harmless each Company (each, an "Indemnified Seller Party") from and against any Damages that any

Indemnified Seller Party may sustain, suffer or incur that result from, arise out of or relate to any breach of or inaccuracy in any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, including any breach of the obligation to indemnify hereunder.

         10.4.   Limitation on Liabilities.
                 -------------------------

                 (a) Notwithstanding anything in this Agreement to the contrary, an indemnifying party shall not have any liability to an indemnified party in respect of any claim for indemnification for the breach of any representation or warranty contained herein (i) unless a claim with respect thereto is delivered to the indemnifying party specifying the factual basis of the claim in reasonable detail to the extent then known by the indemnifying party prior to the termination of the survival period for such representation and warranty set forth in Section 10.1 hereof and (ii) until the damages to the indemnified party, after taking into account Section 10.4(a) hereof, exceed a cumulative aggregate total of $175,000, but then to the full extent of such Damages.

                 (b) In addition, the indemnification liability of the Companies and the Shareholders under Section 10.2 of this Agreement shall be limited to an aggregate of $6,250,000 in the case of any claim or claims for breaches of representations and warranties of either Company or either Shareholder made herein or in any other Transaction Document.

                 (c) In pursuing the indemnification liability of the Companies and the Shareholders under Section 10.2 of this Agreement, the Company shall first resort to the Pledged Shares, valued as set forth in the Pledge Agreement. In addition, the Buyer shall have an offset right against Contingent Payments otherwise payable pursuant to Section 2.7 of this Agreement.

         10.5.   Procedure for Claims.
                 --------------------

                 (a) An Indemnified Buyer Party or an Indemnified Seller Party that desires to seek indemnification under any part of this Section 10 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which or whom a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the

Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

                 (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the applicable Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnitor and the Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty days, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to 10%.

         10.6.   Third Party Claims. An Indemnified Party that desires to seek
                 ------------------
indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 10.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

         10.7.   Exceptions to Limitations. Nothing herein shall be deemed to
                 -------------------------
limit or restrict in any manner any rights or remedies which the Buyer has, or might have, at law, in equity or otherwise, against either Company or either Shareholder based on intentional fraud by either Company or either Shareholder hereunder.

         10.8.   Effect of Investigation. Any claim for indemnification shall
                 -----------------------
not be invalid as a result of any investigation by or opportunity to investigate afforded to Buyer unless the Buyer has actual conscious awareness of the claim prior to the Closing.

         10.9.   Contingent Claims. Nothing herein shall be deemed to prevent an
                 -----------------
Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made; provided, however, that any such potential or contingent claim or demand must mature into an actual claim or demand not later than three years after the Closing Date.

         10.10   Security for Indemnification. As security for their
                 ----------------------------
indemnification obligations, under this Section 10, the Shareholders shall pledge certain of shares of the Common Stock, par value $.01 per share, of Buyer pursuant to the Pledge Agreement attached hereto as Exhibit C.

11.      Termination.
         -----------

         11.1    Grounds for Termination. This Agreement may be terminated at
                 -----------------------
any time prior to the Closing Date:

                 (a) by mutual written consent of the Buyer and the Companies;

                 (b) by Buyer prior to the Closing Date if its due diligence investigation and review of the Businesses, the Purchased Assets and the prospects and obligations of each Company shall not have been completed to its sole satisfaction;

                 (c) by either Company or by Buyer, if the Closing has not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 11.1 shall not be available to any party that has breached any of its covenants, representations or warranties in this Agreement in any material respect (which breach has not been cured);

                 (d) by either Company or the Buyer, if there shall be any Regulation that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining such Company or the Buyer from consummating the Transactions is entered and such Court Order shall become final and nonappealable;

                 (e) by the Buyer, if either Company shall have breached any of its covenants hereunder or if the representations and warranties of such Company contained in this Agreement or in any certificate or other writing delivered by such Company pursuant hereto shall not be true and correct, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, such Company has not cured such breach within 10 business days of the Buyer's notice of an intent to terminate;

                 (f) by either Company, if the Buyer shall have breached any of its covenants hereunder or if the representations and warranties of the Buyer contained in this Agreement or in any certificate or other writing delivered by the Buyer pursuant hereto shall not be true and correct, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Buyer has not cured such breach within 10 business days of a Company's notice of an intent to terminate.

         11.2.   Effect of Termination. If this Agreement is terminated pursuant
                 ---------------------
to Section 11.1, any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12.      Payment of Expenses. Each party hereto shall pay their own expenses for
         -------------------
lawyers, accountants, consultants, investment bankers, brokers, finders and other advisors with respect to the Transactions.

13.      Contents of Agreement. This Agreement, together with the other
         ---------------------
Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

14.      Amendment, Parties in Interest, Assignment, Etc. This Agreement may be
         -----------------------------------------------
amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

15.      Interpretation. Unless the context of this Agreement clearly requires
         --------------
otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

16.      Remedies. The remedies provided by Section 10 shall constitute the
         -------
exclusive remedies for the matters covered thereby. With respect to any matters not covered by such Section, any party shall be entitled to such rights and remedies as such party may have at law or in equity or otherwise for any breach of this Agreement, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

17.      Notices. All notices that are required or permitted hereunder shall be
         -------
in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

         If to the Buyer:

                 TeleSpectrum Worldwide Inc.
                 443 S. Gulph Road
                 King of Prussia, PA  19406
                 FAX:  610-962-5109
                 Attention:  Richard C. Schwenk, Jr., Senior Vice
                           President and Chief Financial Officer

         with a required copy to:

                 Morgan, Lewis & Bockius LLP
                 2000 One Logan Square
                 Philadelphia, PA 19103
                 FAX: 215-963-5299
                 Attention: Stephen M. Goodman, Esquire

         If to Goodman:

                 John A. Goodman
                 5024 Balton Road
                 Bethesda, MD 20816

         If to Grainer:

                 Marc A. Grainer
                 6406 Recreation Lane
                 Falls Church, VA 22041

         In each case, with a required copy to:
                 Hurwitz & Abramson
                 1735 20th Street, N.W.
                 Washington, DC  20009
                 FAX:  202-462-0379
                 Attention:  Ronald E. Abramson, Esq.

18.     Governing Law.  This Agreement shall be construed and interpreted in
        --------------
accordance with the laws of the Commonwealth of Pennsylvania, without regard to its provisions concerning conflict of laws.

19.     Consent to Jurisdiction; Service of Process, etc.
        -------------------------------------------------

                 (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement may be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in Chester County, Pennsylvania, (ii) consents and submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

                 (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 17 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Buyer shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

20.     Counterparts. This Agreement may be executed in two or more counter-
        -------------
parts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

21.     Definitions.
        ------------

         "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as the officers, directors and majority-owned entities of that party and of its other Affiliates.

         "Agreement" means this Agreement and the exhibits hereto.

         "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible (including goodwill), wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Companies.

         "Assumed Liabilities" is defined in Section 2.3.

         "Balance Sheet Date" is defined in Section 6.5.

         "Benefit Plans" means all employee benefit plans of each Company within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company, or present or former beneficiary, dependent or assignee of any such employee or former employee, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

         "Business" means the entire existing business and the operations, facilities and other Assets of the Companies.

         "Buyer" is defined above in the preamble.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Closing" is defined in Section 3.1.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Companies" is defined the preamble.

         "Company Balance Sheets" is defined in Section 6.5.

         "Confidential Information" means any confidential information or trade secrets of the Business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, know-how and other technical information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business.

         "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable law.

         "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

         "Court Order" means any judgment, decree, injunction, order or ruling of any Federal, state, local or foreign court or governmental or regulatory body or arbitrator or authority that is binding on any Person or its property under applicable law.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

         "Disclosure Letter" is defined in Section 6.

         "Employment Agreement" means the Employment Agreement between the Buyer and each Shareholder entered into as of the Closing Date, in substantially the forms attached as Exhibits A and B.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability or voting, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "End-User Licenses" is defined in Section 6.20(c).

         "Environmental Condition" is defined in Section 6.17(b).

         "Environmental Law" is defined in Section 6.17(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" is defined in Section 2.2.

         "Excluded Liabilities" is defined in Section 2.4.

         "Financial Statements" is defined in Section 6.5.

         "GAAP" means United States generally accepted accounting principles.

         "Hazardous Substances" means (i) any gasoline, fuel oil or any other petroleum products, explosives, alcohols or chemical solvents or polychlorinated biphenyls, (ii) any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law, and
(iii) asbestos, asbestos-containing substances or urea formaldehyde insulation.

         "Indemnified Buyer Party" is defined in Section 10.2.

         "Indemnified Seller Party" is defined in Section 10.4.

         "Interim Balance Sheet" is defined in Section 6.5.

         "Interim Balance Sheet Date" is defined in Section 6.5.

         "Intellectual Property" means any Copyrights, Patents, Trademarks, know-how, trade secrets (including, without limitation, all results of research and development), product formulae, franchises, inventions, rights-to-use and other industrial and intellectual property rights.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Material Adverse Effect" means a material adverse effect on the Business, Assets, financial condition, results of operations, liquidity, products, competitive position, customers or customer relations of either Company.

         "Non-Assignable Contracts" is defined in Section 2.5.

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent in nature and, where relevant, amount with past practices.

         "Patents" means all patents and patent applications.

         "Permit" means any governmental permit, license, registration, certificate of occupancy, approval and other authorization.

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Personal Property Leases" is defined in Section 6.9.

         "Pledge Agreement" means the Pledge Agreement between the Buyer and each Shareholder entered into as of the Closing Date, in substantially the form attached as Exhibit C.

         "Purchase Price" is defined in Section 2.7.

         "Purchased Assets" is defined in Section 2.1.

         "Real Estate Leases" is defined in Section 6.7.

         "Real Property" is defined in Section 6.7.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Shareholders" is defined in the preamble.

         "TARP Division" shall collectively mean the subsidiary or other distinct operating unit of Buyer that operates the Businesses and the Purchased Assets following the Closing and TARP (Europe) Limited, a Company registered in England and Wales.

         "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

         "Transaction Documents" means this Agreement and the Employment Agreements.

         "Transactions" means the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated by the Transaction Documents.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.

                           TELESPECTRUM WORLDWIDE INC.


                           By:
                               ------------------------------------------



                           TECHNICAL ASSISTANCE RESEARCH
                            PROGRAMS, INC.


                           By:
                              ------------------------------------------
                           Name:
                           Title:


                           TARP INFORMATION SYSTEMS, INC.


                           By:
                              ------------------------------------------
                           Name:
                           Title:


                           SHAREHOLDERS



                           ---------------------------------------------
                           John Goodman



                           ---------------------------------------------
                           Marc Grainer

                                    EXHIBIT A

                         EMPLOYMENT AGREEMENT -- GRAINER

                                    EXHIBIT B

                         EMPLOYMENT AGREEMENT -- GOODMAN

                                    EXHIBIT C

                                PLEDGE AGREEMENT

                          Exhibit 2.2: EXCLUDED ASSETS

                        Exhibit 2.4: EXCLUDED LIABILITIES

                   EXHIBIT 2.8-- Allocation of Purchase Price


                                                            FMV              Amt. Allocated


Technical Assistance Research Programs, Inc.

         Class I Cash & Cash Equivalents
         Class II     CDS & Marketable Securities
         Class III    Class III Assets
                                    A/R
                                    FFE
                                    Prepared Items
                                    Non Compete (Part of    10,000           10,000
                                    Employment Agt.)
         Class IV     Goodwill and Going Concern    ______          ______
         Other        Contingent Payment for
                      Excess goodwill                        0                 0

TARP Information Systems, Inc.

         Class I Cash & Cash Equivalents
         Class II     CDS & Marketable Securities
         Class III    Class III Assets
                                    A/R
                                    FFE
                                    Prepared Items
                                    Non Compete (Part of   10,000            10,000
                                    Employment Agt.)
         Class IV     Goodwill and Going Concern    ______          ______

                     EXHIBIT 3.2(b)(i) -- WIRE INSTRUCTIONS


1.      Account of Technical Assistance Research Programs, Inc.
                  Account #

2.      Account of  TWP Information Systems, Inc.
                  Account #

3.      Account of Hamilton Capital Partners
                  Account #

4.      Account of Hurwitz & Abramson
                  Account #

5.      Account of Lane Powell Sears Lubersky
                  Account #

                   EXHIBIT 3.2(b)(ii) -- FORM OF BILL OF SALE
                            AND ASSUMPTION AGREEMENTS

                       EXHIBIT 4.2 -- CLOSING CERTIFICATE

               EXHIBIT 4.3 -- LEGAL OPINION OF HURWITZ & ABRAMSON

                                   EXHIBIT 5.3

                  LEGAL OPINION OF MORGAN, LEWIS & BOCKIUS LLP

                         EXHIBIT 6 -- DISCLOSURE LETTER